Exhibit 5

February 1, 2018

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

U.S.A.

Ladies and Gentlemen,

As Secretary of Justice of the Republic of the Philippines (the “Republic”), I have examined the Registration Statement (No. 333-208780) of the Republic (the “Registration Statement”), as amended, filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, pursuant to which the Republic has offered and sold US$ 2,000,000,000 3.000% Global Bonds due 2028 (the “Securities”). The Securities have been issued in accordance with the provisions of a Fiscal Agency Agreement dated October 4, 1999, as amended by Supplement No. 1 to the fiscal agency agreement dated February 26, 2004, Supplement No. 2 to the fiscal agency agreement dated January 11, 2006 and Supplement No. 3 to the fiscal agency agreement dated February 1, 2018 (the “Fiscal Agency Agreement”) entered into between the Republic and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), as Fiscal Agent.

In arriving at the opinion expressed below, I have reviewed (i) the Fiscal Agency Agreement; (ii) the form of the Securities; (iii) the Terms Agreement dated January 18, 2018 (the “Terms Agreement”) between the Republic and the underwriters set out in Schedule A of the Terms Agreement (the “Underwriters”); (iv) the Full Powers/Special Authority signed by the President of the Republic dated January 12, 2018; and (v) the approval-in-principle and final approval, dated December 14, 2017 and January 30, 2018, respectively, of the Monetary Board of Bangko Sentral ng Pilipinas. In addition, I have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such records of the Republic and such other instruments and other certificates of public officials, officers and representatives of the Republic and such other persons, and have made such investigations of law as I have deemed appropriate as a basis for the opinions expressed below.

As to the questions of fact material to my conclusions expressed herein, to the extent that I have not independently established the facts, I have relied upon the statements of fact contained in the documents I have examined and on certificates or representations of responsible officers and other representatives of the Republic and other parties to the relevant document. Nothing has come to my attention that leads me to believe that such certificates and representations are not accurate.

Based on the foregoing, I am of the opinion that the execution and delivery by the Republic of the Securities have been duly authorized by all necessary action of the Republic, and the Securities, when executed and authenticated in accordance with the provisions of the Fiscal Agency Agreement and delivered to and paid for by the Underwriters in accordance with the terms of the Terms Agreement, will constitute the valid, binding and enforceable obligations of the Republic.

The foregoing opinion is limited to the laws of the Republic of the Philippines.

I hereby consent to the filing of this opinion as an exhibit to Amendment No. 3 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2016 and to the use of my name under the caption “Legal Matters” in the base prospectus dated January 2, 2018, as supplemented by the prospectus supplement dated January 18, 2018.

In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933.

Very truly yours,

/s/ VITALIANO N. AGUIRRE II
VITALIANO N. AGUIRRE II
Secretary